Exhibit 10.37

RELEASE AGREEMENT

I, Robert M. Hershberg, M.D., understand that my employment with Dendreon Corporation (the “Company”) will terminate effective March 15, 2006. The Company has agreed that, if I choose to sign this Release Agreement, then the Company will pay me severance pay in the amount of nine (9) months of base salary and an amount equal to seventy-five percent (75%) of my target bonus, minus the standard withholding and deductions, agree to pay me my COBRA premiums for a period of 18 months from the date of termination or until I am eligible to receive comparable health benefits from another Employer as they come due, if I elect COBRA benefits, immediate vesting of all unvested stock options and restricted stock, and provide me with up to $10,000 of outplacement assistance. In addition, I understand that the Company will pay me all of my accrued salary and vacation to which I am entitled by law.

In exchange for the consideration provided to me by this Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, the federal Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1933, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Fair Labor Standards Act, claims arising under the Washington statutes dealing with employment, and Washington wage and hour statutes.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days within which to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement to revoke it; and (e) this Agreement will not be effective until the later to occur of (i) the eighth day after this Agreement has been signed both by me and by the Company and (ii) March 15, 2006 (the “Effective Date”).

In exchange for the consideration provided to me by this Agreement that I may not otherwise entitled to receive, I further agree that henceforth I will not disparage or make false or adverse statements about the Company. The Company will report to me any actions or statements that are attributed to me that the Company believes are disparaging. If I disparage or make false or adverse statements about the Company, the Company may take appropriate action for breach of this Agreement, including seeking temporary or permanent injunctive relief from a court. The Company agrees that it will not disparage or make false or adverse statements about me. I will report to the Company any actions or statements that are attributed to the Company that I believe are disparaging. If the Company disparages or makes false or adverse statements about me, I may take appropriate action for breach of this Agreement, including seeking temporary or permanent injunctive relief from a court.

This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. In addition, the provisions of Sections 6, 7 and 8 of the Executive Employment Agreement dated October 8, 2004 between the Company and me shall survive the execution and delivery of this Agreement. This Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company.

I understand that I may consult with an attorney of my own choosing prior to signing this Agreement. By my signature, I acknowledge that I have carefully read and fully understand all of the provisions of this Agreement, and that I am voluntarily entering into this Agreement.

I accept and agree to the terms and conditions stated above:

3/21/06	/s/ Robert M. Hershberg
Date	Robert M. Hershberg, M.D.

3/21/06	/s/ Mitchell H. Gold, M.D.
Date	Mitchell H. Gold, M.D. Dendreon Corporation